EX - 99.1

The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054

Contacts:

Media
Meg Langan
Vice President
(973) 290-6319
margaret.langan@themedco.com

Investor Relations
Krishna Gorti, M.D.
Vice President, Investor Relations
(973) 290-6122
krishna.gorti@themedco.com

FOR IMMEDIATE RELEASE

The Medicines Company Announces Definitive Agreement to Sell its Infectious Disease Business Unit to Melinta Therapeutics

—Transaction will significantly strengthen the Company’s financial position; expected to provide sufficient cash and liquidity to advance inclisiran through anticipated completion of pivotal trials and data readout in second half of 2019—

—Transaction structure will provide potential to create additional value through robust royalty structure on future sales of antibiotic portfolio and ownership of Melinta common stock—

PARSIPPANY, N.J. – November 29, 2017 – The Medicines Company (NASDAQ: MDCO) today announced that it has entered into a definitive agreement to sell its infectious disease business unit to Melinta Therapeutics, Inc. (NASDAQ: MLNT) for $270 million in upfront consideration and guaranteed payments ($215 million of guaranteed cash and $55 million of Melinta common stock), tiered royalty payments of 5% to 25% on worldwide net sales of Vabomere™, Orbactiv® and Minocin IV, and the assumption by Melinta of all royalty, milestone and other payment obligations relating to those products.

The Medicines Company

“Today marks a significant milestone for the Company, as we take another step along the strategic pathway we outlined in late 2015. In further narrowing our focus onto inclisiran, we see great opportunity for patients, physicians, healthcare providers and shareholders,” said Fredric N. Eshelman, Pharm.D., Executive Chairman of The Medicines Company. “Together, the Company’s Board and management team will work to drive inclisiran forward, while supporting Melinta in maximizing the value of our antibiotic portfolio and creating significant additional value and liquidity for our shareholders through a robust royalty structure on future sales of that portfolio and our ownership of Melinta common stock.”

Clive Meanwell, M.D., Ph.D., Chief Executive Officer of The Medicines Company added, “We believe the transaction announced today will enable us to achieve three critical goals for the Company and our shareholders. First, we expect the transaction, when combined with our previously-announced restructuring, to provide sufficient cash and liquidity to advance inclisiran through the anticipated completion of the ongoing Phase III development program and final data readout in the second half of 2019, associated manufacturing development, and recruitment with initial follow-up in our cardiovascular outcomes trial – alleviating the need to sell equity in the Company. Second, the transaction will allow us to optimize and focus our efforts and resources on inclisiran, which we believe has the potential to be a competitively-dominant, blockbuster product for the millions of at-risk, often non-adherent, patients worldwide who continue to struggle with high cholesterol given the limitations of available therapies. Third, the transaction recognizes the value of our novel antibiotic products, Vabomere, Orbactiv and Minocin IV, places many of our outstanding employees into Melinta, a highly-capable, pure-play, emerging leader in the antibiotics space, and allows The Medicines Company and our shareholders to participate in the upside potential of the commercialization of these products.”

Dan Wechsler, President and Chief Executive Officer of Melinta, added, “We have structured a transaction that benefits the shareholders of both The Medicines Company and Melinta. I know that, with the team we currently have on board at Melinta plus the team joining us from The Medicines Company, Melinta will be well positioned to become the pre-eminent, pure-play antibiotics company serving the entire infectious disease community.”

Alex Denner, Ph.D., Director of The Medicines Company, said, “The consummation of this transaction will create the most value among the options available to the Board and will put the Company and its shareholders in a strategically good position. I commend management for the conclusion of this competitive process. The Company now must be laser focused on capital allocation and operational optimization for inclisiran in order to accelerate shareholder value creation.”

The transaction is expected to close in the first quarter of 2018, subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements

The Medicines Company

Act of 1976 and the receipt of Melinta shareholder approval for the issuance of Melinta common stock to the Company and in connection with its financing for the transaction. Holders of a majority of Melinta’s outstanding common stock have entered into binding agreements to vote in favor of the transaction.

Cadwalader, Wickersham & Taft LLP is serving as legal counsel, and Citi is acting as financial advisor, to the Company in connection with the transaction.
Terms of Purchase and Sale Agreement
Pursuant to the terms of the Purchase and Sale Agreement, Melinta will pay transaction consideration as follows:

•	$165 million in cash, paid at the closing;

•	Shares of Melinta common stock, with a market value equal to $55 million, issued at closing (one-half of which will be subject to a 180-day lockup);

•	$25 million in cash, paid on the 12-month anniversary of the closing;

•	$25 million in cash, paid on the 18-month anniversary of the closing; and

•	Royalties on net sales of Vabomere, Orbactiv and Minocin IV as follows:

o	U.S. net sales of Vabomere:

▪	On net sales above $50 million and at or below $100 million = 5.0%

▪	On net sales above $100 million and at or below $200 million = 7.5%

▪	On net sales above $200 million and at or below $500 million = 15.0%

▪	On net sales above $500 million = 25%

o	U.S. combined net sales of Minocin IV and Orbactiv

▪	On net sales at or below $100 million = 5.0%

▪	On net sales above $100 million = 15.0%

o	Ex-U.S. combined net sales of Vabomere, Orbactiv and Minocin IV

▪	On all net sales, including all milestone and royalty payments or other consideration received from ex-U.S. transfers of rights with respect to the products = 15.0%

o	The Medicines Company’s rights to receive royalty payments are transferable to a third party, including in connection with a royalty monetization transaction

Concurrent with the execution of the Purchase and Sale Agreement, The Medicines Company received a binding commitment from an affiliate of Deerfield Management Company, L.P. which has also committed to provide financing to Melinta in connection with the transaction, to provide a $100 million credit facility for working capital purposes and other general corporate purposes. Loans under the credit facility will bear interest at a rate of 5% per annum and, if drawn upon, will mature on the earlier of (i) the closing of the

The Medicines Company

Melinta transaction or (ii) one year. The Deerfield facility is subject to the execution of definitive loan documents.

About The Medicines Company
The Medicines Company is a biopharmaceutical company driven by an overriding purpose – to save lives, alleviate suffering and contribute to the economics of healthcare. The Company’s mission is to create transformational solutions to address the most pressing healthcare needs facing patients, physicians and providers in serious infectious disease care and cardiovascular care. The Company is headquartered in Parsippany, New Jersey, with a global innovation center in California.
Forward-Looking Statements
Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "believes," "anticipates" "expects" and “potential” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the parties’ ability to consummate the transaction; satisfaction of the conditions to the completion of the transaction, including, without limitation, expiration of termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of Melinta stockholder approval of the transaction; the ability of the Company to successfully achieve the expense reduction expected to result from the transaction and restructuring; the commercial success of the infectious disease assets to be acquired by Melinta; the ability of the Company to effectively develop inclisiran; and such other factors as are set forth in the risk factors detailed in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.